Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration No. 333-118956
February 26, 2007
The issuer, Golden Star Resources, Ltd., has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets collect at 1-212-702-1969.

The following is a Current Report on Form 8-K filed by the issuer on February 26, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2007
GOLDEN STAR RESOURCES LTD.
(Exact name of registrant as specified in its charter)

CANADA (State or other jurisdiction of incorporation or organization)	1-12284 (Commission File Number)	98-0101955 (I.R.S. Employer Identification Number)

10901 West Toller Drive,	80127-6312
Suite 300	(Zip Code)
Littleton, Colorado
(Address of principal executive offices)
Registrant’s telephone number, including area code: (303) 830-9000
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     On February 22, 2007, Golden Star Resources Ltd. (the “Company”) determined that the US GAAP reconciliation footnote to its consolidated financial statements for (i) the years ended December 31, 2003, 2004 and 2005 and (ii) the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, and the corresponding periods in 2005, should be restated to correct its accounting for its warrants to purchase common shares that have an exercise price denominated in Canadian dollars. No restatement of the Company’s financial results reported in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) is required.
     The Company prepares its financial statements in accordance with Canadian GAAP, and its functional currency is United States dollars. The Company is required to describe, in a footnote to its Canadian GAAP financial statements, the effect on those financial statements of applying accounting principles generally accepted in the United States (“US GAAP”).
     In preparing the US GAAP information, the Company historically accounted for the issuance of warrants denominated in Canadian dollars as an equity transaction that was not adjusted for changes in fair value. However, based on interpretations of Statement of Financial Accounting Standards 133, Accounting for Derivative Instruments and Hedging Activities, warrants with an exercise price denominated in a currency other than the Company’s functional currency should be accounted for as a liability and adjusted to fair value at each balance sheet date. The changes in fair value would be included in net income. Pursuant to this guidance, gain would be recorded by the issuer when the value of the warrants decreases, and a loss would be recorded when the value of the warrants increases.
     The effect of restating the US GAAP information for each period is presented below (amounts in U.S.$ millions).

	As Originally
	Reported	As Restated
	(income/(loss))
Year Ended
December 31, 2005	(28.9)	(24.5)
December 31, 2004	(9.1)	47.7
December 31, 2003	13.4	(58.6)

Quarter Ended
September 30, 2006	1.6	4.1
June 30, 2006	10.0	10.5
March 31, 2006	17.8	17.1

September 30, 2005	(12.2)	(14.5)
June 30, 2005	(3.5)	(4.5)
March 31, 2005	(10.3)	(4.9)
     On the date hereof, the Company is filing an amendment to its Annual Report on Form 10-K for the year ended December 31, 2005, to amend and restate financial statements and other financial information for the years 2005, 2004 and 2003, and financial information for the years 2002 and 2001. In addition, the Company is filing amendments to its Quarterly Reports on Form 10-Q for each of the quarters ended September 30, June 30, and March 31, 2006, to amend and restate financial statements for the first three quarters of 2006 and 2005.
     In light of the restatement, reliance should not be placed on the Company’s previously filed financial statements and other financial information for the years and for each of the quarters in the years 2005, 2004, 2003, 2002 and 2001, and for each of the first three quarters of 2006.
     The Company’s audit committee has discussed this matter with PricewaterhouseCoopers LLP, its independent registered public accounting firm.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: February 26, 2007

Golden Star Resources Ltd.
By:	/s/ Thomas G. Mair
Thomas G. Mair
Senior Vice President and Chief Financial Officer